EXHIBIT NO. 99.12

                                ROPES & GRAY LLP
                             ONE INTERNATIONAL PLACE
                              BOSTON, MA 02110-2624
                                  617-951-7000



November 20, 2006


MFS Government Limited Maturity Fund
500 Boylston Street
Boston, MA 02116

MFS Limited Maturity Fund
MFS Series Trust IX
500 Boylston Street
Boston, MA 02116

Ladies and Gentlemen

          We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated October 25, 2006 between MFS Government Limited Maturity Fund ("Target Fund") and MFS Series Trust IX (the "Trust"), on behalf of one of its series, MFS Limited Maturity Fund ("Acquiring Fund"). The Agreement describes a transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Section 8.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

          Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

          Acquiring Fund is a series of the Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.



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          For purposes of this opinion, we have considered the Agreement, the
Combined Prospectus/Proxy Statement dated September 27, 2006, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

          The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund and paragraph 6 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks to preserve capital and provide high current income (compared to a portfolio entirely invested in money market instruments).

          Various factors demonstrate the similarity between Target Fund and Acquiring Fund. The two funds have similar investment styles: As of December 31, 2005 (the "comparison date"), a randomly selected date that reflects the funds' portfolios composed without reference to the Transaction, Morningstar categorized the Target Fund as a "Short Government" fund and Acquiring Fund as a "Short-Term Bond" fund.(1) For purposes of the Morningstar Style Box, both funds' investment style was characterized as "Short-Duration-High Quality." As one would expect from bond funds, as of the comparison date each fund invested at least 65.0% of its net assets in bonds and the remaining portion (35.0% for Target Fund and 20.1% for Acquiring Fund) in cash. Neither fund invested in stocks or other assets.

          A comparison of the funds' portfolios indicates that, consistent with the funds' shared goals and strategies, the funds hold securities with similar characteristics. First, as of March 31, 2006, the funds had similar overall yields(2) (3.8% for Target Fund and 4.1% for Acquiring Fund) and very similar average yields to maturity ("YTM") (5.2% for Target Fund and 5.5% for Acquiring
Fund).(3) The fact that the funds have similar YTMs shows the similarity between the funds' bond portfolios with
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(1) Unless otherwise noted, all data was obtained from Morningstar. Because of the timing of the "continuity of business enterprise" analysis for the Transaction, the Morningstar data with respect to the characteristics of the portfolios of the Acquiring Fund and the Target Fund was available for two separate time periods. The majority of the relevant data was available only as of, or for the period ended, December 31, 2005 and, as such, that date was chosen as the "comparison date." The Morningstar data with respect to the overall yield for and the risk profiles of the Acquiring Fund and Target Fund, however, were available only as of March 31, 2006. Where figures were only available as of March 31, 2006, such circumstance is explicitly noted in the text of the representations contained herein.

(2) Yield, expressed as a percentage, represents a fund's income return on capital investment for the past 12 months. This figure refers only to interest distributions from fixed-income securities, dividends from stocks, and realized gains from currency transactions. Monies generated from the sale of securities or from options and futures transactions are considered capital gains, not income. Return of capital is also not considered income. Morningstar computes yield by dividing the sum of the fund's income distributions for the past 12 months by the previous month's net asset value (adjusted upward for any capital gains distributed over the same time period).

3 Yield to maturity is a method of measuring the total yield of a bond that takes into account both coupon payments and amortization or accretion from the time of purchase until maturity (i.e., the average rate of return that will be



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respect to annual coupon payments and number of years to maturity. As of the comparison date, the average coupons of the funds' portfolios were extremely similar at 4.4% for Target Fund and 4.8% for Acquiring Fund.

          With respect to maturity, the funds' portfolios are also similar. As of the comparison date, the funds had similar average maturities: 7.5 years for Target Fund and 9.4 years for Acquiring Fund. When compared in terms of the percentage of net assets that each fund invested in securities of varying maturities, there was a total overlap of 75.0%. That overlap consisted of 21.4% in securities with maturities of 1-3 years, 20.4% in securities with maturities of 3-5 years, no overlap in securities with maturities of 5-7 years, 1.2% in securities with maturities of 7-10 years, 15.4% in securities with maturities of 10-20 years, 13.8% in securities with maturities of 20-30 years, and 2.7% in securities with maturities of 30 years and over.

          Next, the funds' portfolios are similar in terms of duration and credit quality. As of the comparison date, the average effective durations of the funds were almost identical (1.5 years for Target Fund and 1.6 years for Acquiring Fund), placing both funds within the Morningstar short-term category for bond funds.(4) As of the comparison date, the average credit rating of Target Fund was AAA, while that of Acquiring Fund was AA.(5) Looking at each separate rating category, the credit ratings of the funds' individual investments overlapped by a total of 46.7%. Specifically, there was an overlap of 46.7% in AAA-rated investments. Given Target Fund's focus on government bonds and highest credit quality fixed-income securities, there was no overlap in investments rated AA or below. However, the largest percentage of both funds' portfolios was held in AAA-rated investments (100.0% for Target Fund and 46.7% for Acquiring Fund), demonstrating the funds' shared focus on securities with superior credit ratings.

          The funds' portfolios are also similar in terms of diversification among different kinds of fixed-income securities. As of the comparison date, the funds shared a total overlap of 42.5%

---------------
earned on a bond if held to maturity). Technically speaking, YTM is the interest rate that makes the present value of a bond's payments equal to its price. Zvi Bodie, et al, Investments 417 (1999). It may be calculated using the following equation: c(1 + r)-1 + c(1 + r)-2 +...+ c(1 + r)-n + B(1 + r)-n = P, where c =
annual coupon payment (in dollars, not a percent) n = number of years to maturity B = par value P = purchase price

The YTM figures were provided by Target Fund and Acquiring Fund, respectively. These figures were available only as of March 31, 2006.

(4) When stated in terms of duration, the Morningstar bond classifications are as follows: (1) funds with bonds having an average effective duration of less than 3.5 years qualify as short term; (2) funds with bonds having an average effective duration between 3.5 and 6 years qualify as intermediate term; and
   (3) funds with bonds having an average effective duration greater than 6 years are long term.

(5) Morningstar defines funds with an average credit rating of AAA as "high quality." Funds with an average credit rating of A are "medium quality," with A being the highest rating within the category.


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over the fixed-income classes, consisting of 2.4% in U.S. Government securities,
19.6% in mortgage-backed assets and collateralized mortgage obligations, 0.4% in U.S. corporate, asset-backed, convertible and municipal securities, and 20.1% in cash.

          Consistent with the similarity of investment strategies, the funds bear similar risk profiles. As of March 31, 2006 the funds had the same correlation with their standard benchmark, the Lehman Brothers Aggregate Index, with a ten-year beta of .37 for the Target Fund and the Acquiring Fund.(6) In addition, as of March 31, 2006, Target Fund and Acquiring Fund correlated with their respective "best fit" indices (the Lehman Brothers One- to Three-Year Government Bond Index and the Lehman Brothers One- to Three-Year Government/Credit Index) to a similar degree, with ten-year betas of .96 and .90 respectively.

          The specific characteristics described above (the relative figures and percentages in terms of asset allocation, yield, yield to maturity, maturity, credit quality, duration, sector diversification, and risk profile) do not constitute fixed aspects of Target Fund and Acquiring Fund's investment strategies. Rather, they reflect the fact that the funds' similar investment strategies have led them to react similarly (by choosing similar portfolios) to the market conditions in place up until the comparison date.

          Consistent with the similarity of the funds, on the date of the Transaction, at least 33 1/3% of Target Fund's portfolio assets as they existed prior to any realignment occurring in connection with the Transaction will not be required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund, and the Target Fund will not have realigned its portfolio prior to the Transaction in order for this to be true. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the funds' shared investment strategies, as described above and reflected by the aforementioned portfolio data.

          Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that, generally, subject to the final paragraphs hereof, for U S federal income tax purposes:

          (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

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(6) Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market, such as the Lehman Brothers Aggregate Index.


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          (iii)    Under Section 362(b) of the Code, the basis in the hands of
                   Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

          (iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

          (v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

          (vi) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

          (vii) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefore;

          (viii) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

          (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

          In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B.84, published by the Internal Revenue Service (the "IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate



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stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggests that the IRS `s position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Transaction are distinguishable from those in the ruling.

          We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that seeks to preserve capital and provide high current income (compared to a portfolio entirely invested in money market instruments). The funds' portfolios are substantially similar in terms of asset allocation, yield, effective duration, maturity, diversification, and risk profile. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above

          Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above

                                        Very truly yours,

                                        ROPES & GRAY LLP
                                        Ropes & Gray LLP